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                                                                   EXHIBIT 12(A)

                        ITT CORPORATION AND SUBSIDIARIES

            CALCULATION OF RATIOS OF EARNINGS TO TOTAL FIXED CHARGES
             AND CALCULATION OF EARNINGS TO TOTAL FIXED CHARGES AND
                     PREFERRED DIVIDEND REQUIREMENTS OF ITT
                             (Millions of Dollars)

                                                              SIX MONTHS
                                                              ENDED JUNE
                                                                  30,                   YEARS ENDED DECEMBER 31,
                                                             -------------     ------------------------------------------
                                                             1995     1994     1994     1993      1992      1991     1990
                                                             ----     ----     ----     ----     ------     ----     ----
Earnings:
Income from continuing operations.........................   $ 91     $ 98     $202     $135     $  655     $231     $521
Add (deduct):
  Adjustment for undistributed equity earnings............     --       --       --       (2)       (31)    (146)    (129)
  Income taxes............................................     62       69      147       65        311       84      296
  Minority equity in net income...........................     --       --       --       --         --       --        4
  Amortization of interest capitalized....................     --        1        1        4          3        2       --
                                                             ----     ----     ----     ----     ------     ----     ----
                                                              153      168      350      202        938      171      692
                                                             ----     ----     ----     ----     ------     ----     ----
Fixed Charges:
  Interest and other financial charges....................     80       63      114      153        180      125      130
  Interest factor attributable to rentals.................     11       12       22       24         25       25       23
                                                             ----     ----     ----     ----     ------     ----     ----
                                                               91       75      136      177        205      150      153
                                                             ----     ----     ----     ----     ------     ----     ----
Earnings, as adjusted, from continuing operations.........   $244     $243     $486     $379     $1,143     $321     $845
                                                             ====     ====     ====     ====     ======     ====     ====
Fixed Charges:
  Fixed charges above.....................................   $ 91     $ 75     $136     $177     $  205     $150      153
  Dividends on preferred stock of subsidiaries included in
    minority equity.......................................     --       --       --       --         --       --        4
  Interest capitalized....................................      2        4        7        8         12       11        2
                                                             ----     ----     ----     ----     ------     ----     ----
  Total fixed charges.....................................     93       79      143      185        217      161      159
Dividends on preferred stock of ITT (pre-income tax
  basis)..................................................     24       24       48       50         63       78       83
                                                             ----     ----     ----     ----     ------     ----     ----
  Total fixed charges and preferred dividend
    requirements..........................................   $117     $103     $191     $235     $  280     $239     $242
                                                             ====     ====     ====     ====     ======     ====     ====
Ratios:
  Earnings, as adjusted, from continuing operations to
    total fixed charges...................................   2.62     3.08     3.40     2.05       5.27     1.99     5.31
                                                             ====     ====     ====     ====     ======     ====     ====
  Earnings, as adjusted, from continuing operations to
    total fixed charges and preferred dividend
    requirements of ITT...................................   2.09     2.36     2.54     1.61       4.08     1.34     3.49
                                                             ====     ====     ====     ====     ======     ====     ====

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Notes:

(a) The adjustment for undistributed equity earnings represents the adjustment to income for undistributed earnings of companies in which at least 20% but less than 50% equity is owned.

(b) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

(c) The dividend requirements on preferred stock of ITT have been determined by adding to the total preferred dividends an allowance for income taxes, calculated on the effective income tax rate.

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